Exhibit 10.17

Durata Therapeutics, Inc.

Director Compensation and Reimbursement Policy

This Director Compensation and Reimbursement Policy of Durata Therapeutics, Inc. (the “Corporation”) provides for compensation of each member of the Board of Directors (the “Board”) of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation (a “non-employee director”). This Director Compensation and Reimbursement Policy also provides for reimbursement of expenses for all members of the Board.

Annual Cash Retainers

Each non-employee director is entitled to receive an annual cash retainer of $40,000 for service as a director. Each non-employee director who serves as Chairman of the Board also is entitled to receive an additional annual cash retainer of $15,000. Each non-employee director also is entitled to receive the following additional annual cash retainer for service as the chair or other member of the Board committees set forth below.

	Annual Retainer for Service on Board Committees
	Chair	Other
Committee
Audit Committee	$15,000	$7,500
Organization and Compensation Committee	$10,000	$5,000
Nominating and Corporate Governance Committee	$5,000	$2,500

Annual cash retainers for service as a non-employee director and as the chair or other member of a Board committee shall be payable in arrears in four equal quarterly installments on the last day of each quarter; provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the Board or the applicable committee.

Equity Compensation

After the effective date of the Corporation’s 2012 Stock Incentive Plan, as it may be amended from time to time (the “Plan”), the Corporation shall grant to each non-employee director, on the date of the annual meeting of stockholders of the Corporation, (i) a nonstatutory stock option (an “Annual Option”) to purchase such number of shares of Common Stock having a value, as of such date, that is equal to $75,000, as determined using the Black-Scholes option pricing model, and (ii) to the non-employee director who is serving as Chairman of the Board at the time of the annual meeting, if any, an Annual Option to purchase such number of shares of Common Stock having a value, as of such date, that is equal to $15,000, as determined using the Black-Scholes option pricing model. An Annual Option shall vest in full after a period of 12 months and, in the event of a change in control of the Corporation, the option will accelerate in full.

Annual Options shall (i) have an exercise price equal to the Fair Market Value (as defined in the Plan) of the Corporation’s Common Stock on the date of grant, (ii) expire on the earlier of 10 years from the date of grant or 24 months following cessation of service on the Board and (iii) contain such other terms and conditions as the Board shall determine.

The obligation to grant Annual Options under the Plan to a non-employee director shall, if so determined by the Board, be reduced to the extent the Corporation is otherwise obligated to grant, or the Board otherwise grants or has granted, options to such non-employee director.

Reimbursement of Expenses

The Corporation shall reimburse each member of the Board for reasonable travel and other out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.